Exhibit 10.3

Strictly Private and Confidential

April 30, 2025

Michael Casamento

Contract Addendum

Dear Michael,

I am pleased to confirm the terms of your appointment as Chief Financial Officer. Effective from 30 April 2025 (the “appointment date”), the following changes will apply to and be incorporated into your offer of employment dated 23 September 2015 (together with any subsequent amendments or addenda the “Employment Agreement”):

1.	Compensation:

a)	Your salary will remain unchanged at CHF 1,025,765.

b)	You will continue to participate in the Management Incentive Plan (“MIP”) with an incentive opportunity at target of 100% of your salary with payouts ranging from 0% to 200% based on individual and company performance.

c)	You will continue to participate in the Long-Term Incentive Plan (“LTIP”) based on a grant date fair value of 300% of your salary, effective from the next grant starting July 1, 2025.

d)	Your participation in the Equity Management Incentive Plan (“EMIP”) will be cancelled effective from July 1, 2025 and will form part of the LTIP.

e)	The terms of the MIP and LTIP are described in the relevant governing documents, including the 2019 Omnibus Management Share Plan, and may be modified by Amcor from time to time.

2.	Minimum shareholding policy: You will be required to retain any shares delivered from Amcor's equity incentive programs to build and maintain a holding of Amcor shares equivalent to three (3) times your base salary.

3.	Termination Without Cause. If Amcor terminates your employment pursuant to Section 14 of your Employment Agreement (a termination on notice – Company), then any notice period you are otherwise required to satisfy pursuant to your Employment Agreement is waived, and in addition to the payment of 12 months of base salary as described therein (with base salary being determined pursuant to paragraph 1.a. above), the Company will also provide the following compensation:

a)	If the termination occurs after the completion of a performance period under the MIP but prior to the date the amount due thereunder has been paid, then assuming a payment has been earned based on the achievement of the performance goals for the period, the Company will pay you the entire amount earned under the MIP at the same time as other executives receive their MIP payments;

b)	With respect to the MIP performance period in which your termination occurs, the Company will pay you the MIP payment earned, if any, based on the achievement of the performance goals, at the same time as other executives receive their MIP payments, but your entire amount earned under the MIP will be pro-rated to reflect the number of completed months during the performance period that you were actively employed, and such amount will be paid in cash;

c)	Any outstanding restricted stock units (“RSUs”), granted under Amcor plans (former EMIP, if applicable, and the Senior Executive Retention Share Plan) will become vested in full within 30 days after your employment termination date;

d)	Any LTIP awards for which you have completed one-half of the performance period as of the date you cease to be actively employed, will continue to vest according to their terms as if you had continued in active employment, except that upon the vesting date, the amount vested will be pro-rated to reflect the number of completed months of employment during the performance period that you were actively employed. In addition, any stock options that become vested after you cease active employment may be exercised for ninety (90) days following the vesting date for such stock options. Except as described herein, the terms and conditions of any equity award will continue to apply without change.

Except as set forth above, all of the terms of your Employment Agreement will continue to apply, including but not limited to the confidentiality obligations contained therein. Please sign below to indicate your acceptance of the terms described in this letter, including the amendments made to your Employment Agreement.

Peter Konieczny, CEO

Agreed to this 30th day of April, 2025

By:	/s/ Michael Casamento
Michael Casamento

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